Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 10, 2014, with respect to the consolidated financial statements, schedule and internal control over financial reporting of Lehigh Gas Partners LP and the combined financial statements of the Lehigh Gas Entities and affiliated entities under common control (Predecessor) included in the Annual Report of Lehigh Gas Partners LP on Form 10-K for the year ended December 31, 2013. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Lehigh Gas Partners LP on Forms S-3 (File No. 333-192035, effective December 4, 2013) and on Form S-8 (File No. 333-184651, effective October 30, 2012).

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

March 10, 2014